PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") is made as of the 21st day of December, 2007 by and among Corgi International Limited, a corporation organized under the laws of Hong Kong (the "Company"), and the Investors set forth on the signature pages affixed hereto (each an "Investor" and collectively the "Investors").

Recitals

A.     The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended; and

B.            The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, (i) the number of American Depositary Shares (together with any securities into which such American Depositary Shares may be reclassified the "ADSs") as set forth on the signature page below, at purchase price of $1.00 per ADS; and

C.            In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

"Affiliate" means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

"Business Day" means a day, other than a Saturday or Sunday, on which banks in New York City and Hong Kong are open for the general transaction of business.

"Deposit Agreement" means the Deposit Agreement, dated as at January 1997, by and between the Company and The Bank of New York, as depositary, as the same may have been amended on or prior to the date hereof.

"Effective Date" means the date on which the initial Registration Statement is declared effective by the SEC.

"Material Adverse Effect" means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

"NASDAQ" means The NASDAQ Stock Market, Inc.

"Ordinary Shares" means the Ordinary Shares of the Company and any securities into which such Ordinary Shares may be reclassified.

"Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"Purchase Price" means $1.00 per Share and the aggregate purchase price for the Shares set forth on all of the executed signature pages hereto, which shall be up to Two Million Two Hundred Thousand Dollars ($2,200,000).

"SEC Filings" has the meaning set forth in Section 4.4.

"Shares" means the ADSs being purchased by the Investors hereunder.

"Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

"Transaction Documents" means this Agreement.

"Underlying ADS Shares" means the Ordinary Shares underlying the Shares.

"1933 Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

"1934 Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.             Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the date that any of the undersigned Investors signs this Agreement, each of the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to such Investor, the Shares in the respective amounts set forth opposite the Investor's name on the signature pages attached hereto in exchange for $1.00 per Share as set forth opposite the Investor's name on the signature page.

3.             Closing On January 8, 2008 or soon thereafter as mutually agreed by the Company and Investors, (the "Closing Date") in exchange for the Purchase Price, the Company shall issue the Shares (the "Closing"). The Closing of the purchase and sale of the Shares shall take place at such location as the Company and the Investors shall mutually agree. The Company shall use reasonable commercial efforts to cause the delivery of the certificates evidencing the Shares as promptly as possible after the Closing.

4.             Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors the following:

4.1           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2           Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers and directors, and as of the Closing will have taken all requisite action of the part of its shareholders, necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

4.3           Valid Issuance. The Shares and the Underlying ADS Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement and the Deposit Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.4           Delivery of SEC Filings; Business. The Company has made available to the Investors through the EDGAR system true and complete copies of the Company's most recent Annual Report on Form 20-F for the fiscal year ended March 31, 2007 (the "20-F"), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 20-F and prior to the date hereof (collectively, the "SEC Filings").

4.5           Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company to repay indebtedness and for working capital and general corporate purposes.

4.6           Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

5              Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1           Organization and Existence. If such Investor is not a natural person, such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Shares pursuant to this Agreement.

5.2           Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

5.3           Purchase Entirely for Own Account. The Shares to be received by such Investor hereunder will be acquired for such Investor's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor's right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4           Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5           Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares. Such Investor acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor's right to rely on the Company's representations and warranties contained in this Agreement.

5.6          Restricted Shares. Such Investor understands that the Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7           Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

(a)           "The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144(k), or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws."

(b)           If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8          Accredited Investor. Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.9          No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.10       Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11       Prohibited Transactions. During the last thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Shares, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, "Trading Affiliates") has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any "put equivalent position" (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the ADSs or the Ordinary Shares, granted any other right (including, without limitation, any put or call option) with respect to the ADSs or the Ordinary Shares or with respect to any security that includes, relates to or derived any significant part of its value from the ADSs or the Ordinary Shares or otherwise sought to hedge its position in the Shares (each, a "Prohibited Transaction"). Prior to the Effective Date, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. Such Investor acknowledges that the representations, warranties and covenants contained in this Section 5.11 are being made for the benefit of the Investors as well as the Company and that each of the other Investors shall have an independent right to assert any claims against such Investor arising out of any breach or violation of the provisions of this Section 5.11.

6.	Conditions to Closing.

6.1           Conditions to the Investors' Obligations. The obligation of each Investor to purchase the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a)           The Company shall have entered into and fully executed the definitive documents in connection with the debt facility for approximately Thirty Three Million Dollars ($33,000,000) with Burdale Financial Limited ("Burdale") and Burdale shall have funded the facility pursuant to the definitive documents.

(b)           The Company shall have obtained the consent from Ropart Asset Management Fund, LLC and Ropart Asset Management Fund II, LLC (collectively "RAM") to extend the maturity of Company's short term indebtedness to RAM to commence principal payments in June 2008.

(c)           The Company shall have obtained any and all consents from Barclays Bank PLC ("Barclays") to extend the maturity of Company's short term indebtedness to commence principal payments in June 2008.

(d)           The Company shall have obtained approval from the Company's board of directors, to enter into and perform the Company's obligations under this Agreement.

6.2           Conditions to Obligations of the Company. The Company's obligation to sell and issue the Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)           The representations and warranties made by the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the "Investment Representations"), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)           The Company shall have received gross proceeds from the sale of the Shares as contemplated hereby of at least Two Million Two Hundred Thousand Dollars ($2,200,000).

7.	Miscellaneous.

7.1           Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors.

7.2           Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

7.3           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding a majority of the subscriptions for Shares hereunder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company.

7.5           Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investors without the prior consent of the Company.

7.6           Entire Agreement. This Agreement, including the Exhibits constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

7.7           Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

7.8           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the choice of law principles thereof.

7.9           Registration of ADS. The Company agrees to use commercially reasonable efforts to file a registration statement to register the ADS purchased hereby within 90 days from the date hereof and make the Registration Statement declared effective within 90 days thereafter.

7.10       Independent Nature of Investors' Obligations and Rights. The obligations of each Investor are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor. The decision of each Investor to purchase ADS has been made by such Investor independently of any other Investor. Nothing contained herein and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	CORGI INTERNATIONAL LIMITED

By:_________________________
Name:
Title: Director

[Purchase Agreement Signature Page]

INVESTOR

ROYAL CAPITAL VALUE FUND, LP	Total Purchase Price: $62,500.00
Number of ADS: 62,500
By: Royal Capital Management, LLC
Its: General Partner

By: _____________________________
Robert W. Medway, Managing Partner

ROYAL CAPITAL VALUE FUND QP, LP	Total Purchase Price: $582,000.00
Number of ADS: 582,000
By: Royal Capital Value Fund QP, LP
Its: General Partner

By: _____________________________
Robert W. Medway, Managing Partner

ROYALCAP VALUE FUND LTD	Total Purchase Price: $563,000.00
Number of ADS: 563,000
By: Royal Capital Management, LLC
Its: General Partner

By: _____________________________
Robert W. Medway, Managing Partner

ROYALCAP VALUE FUND LTD II	Total Purchase Price: $40,500.00
Number of ADS: 40,500
By: Royal Capital Management, LLC
Its: General Partner

By: _____________________________
Robert W. Medway, Managing Partner

LMASPC for and on behalf of	Total Purchase Price: $142,000.00
Map Q Segregated Portfolio	Number of ADS: 142,000

By: Royal Capital Management, LLC
Its: General Partner

By: _____________________________
Robert W. Medway, Managing Partner

[Purchase Agreement Signature Page]

INVESTOR

CONSOR CAPITAL I, L.P.	Total Purchase Price: $300,000.00*
Number of ADS: 300,000
By: Consor Capital LLC
Its: General Partner	(*)$200,000.00 will be paid by a
termination of existing indebtedness
By: _____________________________	by the Company to Consor Capital I,
Joshua Huffard, Manager	L.P.

[Purchase Agreement Signature Page]

INVESTOR

MCGETTIGAN WICK INVESTMENTS	Total Purchase Price: $100,000.00
Number of ADS: 100,000
By: _____________________________
Name: ___________________________
Title: ____________________________

[Purchase Agreement Signature Page]

INVESTOR

TALLAC PARTNERS LLC	Total Purchase Price: $10,000.00
Number of ADS: 100,000
By: _____________________________
Name: ___________________________
Title: ____________________________

[Purchase Agreement Signature Page]

INVESTOR

SYM PARTNERS	Total Purchase Price: $100,000.00
Number of ADS: 100,000
By: _____________________________
Name: ___________________________
Title: ____________________________

LJHS COMPANY	Total Purchase Price: $100,000.00
Number of ADS: 100,000
By: _____________________________
Name: ___________________________
Title: ____________________________

[Purchase Agreement Signature Page]

INVESTOR

SRB Greenway Capital, L.P.	Total Purchase Price: $20,877.00
Number of ADS: 20,877
By: SRB Management, L.P., its general partner

By: BC Advisors, L.L.C., General Partner

By: _____________________________
Name: ___________________________
Title: ____________________________

SRB Greenway Capital (QP), L.P.	Total Purchase Price: $8,667.00
Number of ADS: 8,667
By: SRB Management, L.P., its general partner

By: BC Advisors, L.L.C., General Partner

By: _____________________________
Name: ___________________________
Title: ____________________________

SRB Greenway Offshore Operating	Total Purchase Price: $170,456.00
Fund, L.P.	Number of ADS: 170,456

By: SRB Management, L.P., its general partner

By: BC Advisors, L.L.C., General Partner

By: _____________________________
Name: ___________________________
Title: ____________________________

[Purchase Agreement Signature Page]

SCHEDULE OF INVESTORS

Name and Address of Investor	Consideration Paid ($)	Number of American Depositary Shares
Royal Capital Value Fund, LP c/o Royal Capital Management LLC 623 Fifth Avenue, 24th floor New York, NY 10022	$62,500.00	62,500
Royal Capital Value Fund QP, LP c/o Royal Capital Management LLC 623 Fifth Avenue, 24th floor New York, NY 10022	$582,000.00	582,000
RoyalCapValue Fund LTD c/o Royal Capital Management LLC 623 Fifth Avenue, 24th floor New York, NY 10022	$563,000.00	563,000
RoyalCapValue Fund LTD II c/o Royal Capital Management LLC 623 Fifth Avenue, 24th floor New York, NY 10022	$40,500.00	40,500
LMASPC For and on Behalf of Map Q Segregated Portfolio c/o Royal Capital Management LLC 623 Fifth Avenue, 24th floor New York, NY 10022	$142,000.00	142,000
Consor Capital I, L.P. 475 Gate Five Road, Suite 320 Sausalito, CA 94965	$300,000.00	300,000
McGettigan Wick Investments 50 Osgood Place San Francisco, CA 94133	$100,000.00	100,000
Tallac Partners, LLC 2815 Scott Street San Francisco, CA 94123	$10,000.00	10,000
SYM Partners 50 North Sierra Street Palladio #1313 Reno, Nevada 89501-1340	$100,000.00	100,000

LJHS Company 50 North Sierra Street Palladio #1313 Reno, Nevada 89501-1340	$100,000.00	100,000
SRB Greenway Capital, L.P. 300 Crescent Ct., Suite 1111 Dallas, TX 75201	$20,877.00	20,877
SRB Greenway Capital (QP), L.P. 300 Crescent Ct., Suite 1111 Dallas, TX 75201	$170,456.00	170,456
SRB Greenway Offshore Operating Fund, L.P. 300 Crescent Ct., Suite 1111 Dallas, TX 75201	$8,667.00	8,667
TOTAL	$2,200,000.00	2,200,000